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                                                                   EXHIBIT 2.B

                    TENTH AMENDMENT TO EMPLOYMENT AGREEMENT

Tenth amendment entered into as of the 11th day of June, 1997 (the "Amendment") to a certain Employment Agreement dated February 1, 1986 (as heretofore amended) [the "Employment Agreement"] by and between American Claims Evaluation, Inc., a New York corporation, having a place of business at One Jericho Plaza, Jericho, New York 11753-1635 ("Employer"), and Gary Gelman, with an office c/o ("Employee").

                             W I T N E S S E T H:

WHEREAS, Employee is employed as Chairman of the Board, President and Chief Executive Officer of Employer under the Employment Agreement; and

WHEREAS, the parties desire to amend the Employment Agreement to continue the employment of Employee thereunder, subject to, and in accordance with, the terms and conditions of the Employment Agreement as presently in existence, as modified by the provisions hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.      Compensation.

        The compensation of Employee shall be at the current rate through June 4, 1997 and, commencing June 4, 1997 and for the balance of the term of this Amendment, Employee's rate of annual compensation shall be $238,800 per annum.

2.      Term.

        The term of this Amendment shall commence on the day of March 1997 and continue for a period of two years until March 10, 1999. The term of the Employment Agreement shall be deemed amended accordingly.

3.      General.

        The terms of the Employment Agreement are hereby incorporated by reference and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed the Amendment on and as of the day and year first above written,

        EMPLOYER:                        AMERICAN CLAIMS EVALUATION, INC.,

                                         By: /s/ Gary J. Knauer
                                             -----------------------------
                                             Gary J. Knauer, Chief Financial
                                              Officer

        EMPLOYEE:                            /s/ Gary Gelman
                                             -----------------------------
                                             Gary Gelman - Employee